Exhibit 24(b)(8.16)

FIFTH AMENDMENT

TO SELLING AND SERVICES AGREEMENT

            THIS FIFTH AMENDMENT TO SELLING AND SERVICES AGREEMENT (“Amendment”), dated as of July 1, 2013, is made by and among ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plans Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”)(collectively, the “Company”), American  Century Investment Services, Inc., the distributor (the “Distributor”) of the American Century family of mutual funds (the “Funds”), and American Century Services, LLC, the transfer agent (the “Transfer Agent”) of the Funds.

            WHEREAS, the Company, the Distributor, and the Transfer Agent are parties to that certain Selling and Services Agreement dated as of July 1, 2000, as amended November 7, 2003, October 1, 2004, April 1, 2007, and April 6, 2009;

            WHEREAS, pursuant to that certain Novation Agreement, dated as of February 16, 2010, the Original Agreement (as defined in the Novation Agreement) automatically terminated and a new agreement was deemed to have been formed on the same terms as the Original Agreement (the “Agreement”);

            WHEREAS, as a result of the current interest rate environment, effective April 1, 2013, the Distributor suspended the payment of applicable 12b-1 fees on A class of certain money market Funds (“Money Market Funds”) as well as stopped payment of any administrative services fees (shareholder recordkeeping fees, sub-TA fees or per account fees) on Investor or A Class Money Market Funds;

            WHEREAS, the parties have agreed to make modifications to the fee payment terms of the Agreement in accordance with the fee adjustments described above;

            WHEREAS, subject to the terms and conditions of the Agreement, the Distributor desires to make available R6 class shares of the Funds;

            WHEREAS, in connection with the expansion of the classes of Funds available under the Agreement, the parties agree to revise certain payment terms provided for in the Agreement; and

            WHEREAS, the parties now desire to modify the Agreement as provided herein.

            NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:

1.         Notwithstanding anything to the contrary provided for in the Agreement, effective April 1, 2013, no payment shall be made to the ING Life or ING Institutional for any administrative services fees (including shareholder recordkeeping fees, sub-TA fees or per account fees) with respect to the Money Market Funds.

2.         Notwithstanding anything to the contrary provided for in the Agreement, the Distributor’s obligation to make payments of applicable distribution or 12b-1 fees to the ING Financial with respect to a Money market fund, if any, shall be contingent upon receipt by the Distributor of such payments from the respective Money Market Fund.

3.         Subject to the terms and conditions of the Agreement, the Distributor will make available R6 class hares of certain Funds.  Notwithstanding anything to the contrary provided for in the Agreement, no administrative services fee or any other fee shall be paid to ING Life or ING Institutional for assets that are held in the R6 class of shares of any Fund.

4.         Schedule B to the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit B.

5.         In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

6.         Except as expressly supplemented, modified, amended or consent to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

7.         This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first listed above.

ING LIFE INSURANCE AND                                     ING INSTITUTIONAL PLAN

ANNUITY COMPANY                                               SERVICES, LLC

By:       /s/ Lisa Gilarde                                                 By:       /s/  Lisa Gilarde

Name:  Lisa Gilarde                                                    Name:              Lisa Gilarde

Title:    Vice President                                                 Title:    Vice President

ING FINANCIAL ADVISERS, LLC

By:       /s/ Patrick Kennedy

Name:  Patrick Kennedy

Title:    President

AMERICAN CENTURY INVESTMENT                     AMERICAN CENTURY SERVICES LLC

SERVICES, INC.

By:       /s/ Cindy A. Johnson                                       By:       /s/  Janet A. Nash

Name:  Cindy A. Johnson                                           Name:  Janet A. Nash

Title:    Vice President                                                 Title:    Vice President

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EXHIBIT B

FEES PAYABLE TO THE COMPANY

SHARE CLASS	ADMINISTRATIVE SERVICE FEE	12b-1 FEE[1]
Investor	Equity – XX bps Fixed Income – XX bps Money Market – X bps	All Funds – X bps
A	Equity – XX bps Fixed Income – XX bps Money Market – X bps	All Funds – XX bps
Advisor	Equity – XX bps Fixed Income – XX bps	All Funds – XX bps
Institutional	Equity – XX bps Fixed Income – XX bps	All Funds – X bps
R	All Funds – XX bps	All Funds – XX bps
R6	All Funds – X bps	All Funds – X bps

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1  Notwithstanding anything to the contrary provided for in the Agreement, the Distributor’s obligation to make payments of applicable distribution or 12b-1 fees to ING with respect to a money market fund, if any, shall be contingent upon receipt by the Distributor of such payments from the respective money market fund.